

AMF Bowling Worldwide   International Headquarters   Post Office Box 15060      804/730-4000 Telephone    804/559-6276 Facsimile
                        8100 AMF Drive               Richmond, Virginia 23227
                        Mechanicsville, VA 23111


FOR IMMEDIATE RELEASE                                                           Contact:   Merrell Wreden
                                                                                           AMF
                                                                                           804/559-8643

[LOGO]                                                                                     Kimberly Kriger
                                                                                           Kekst and Company
                                                                                           212/521-4862


                                                                                  News Release



                  AMF BOWLING WORLDWIDE, INC. EXITS CHAPTER 11

                          Company Closes Exit Financing

     Richmond, Virginia, March 8, 2002 - AMF Bowling Worldwide, Inc. announced that it has emerged from Chapter 11 today after completing its exit financing arrangements with Deutsche Banc Alex Brown and its affiliate Bankers Trust Company. AMF Bowling Worldwide, Inc. and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 on July 2, 2001.
     "We are emerging from this Chapter 11 process as a healthy company, and we are grateful to all parties for helping us to conclude the proceeding," said Roland Smith, the Company's President and Chief Executive Officer. "We will now be able to focus our resources on the business of bowling. We are determined to build value for the Company's stakeholders, including our employees, whose hard work and dedication were key factors in the Company's successful reorganization."
     The Company today closed on its $350 million exit financing. The agreement consists of a $290 million term loan, as well as a $60 million revolving credit facility. In addition, the Company issued $150 million in subordinated notes.

                                     (more)

AMF/Emergence                                                             Page 2



     In accordance with the previously approved plan of reorganization, the Company will provide its pre-petition senior secured lenders with recovery of their approximately $620 million in claims through a combination of equity (equal to 92 1/2 percent of the common stock of the reorganized company), $150 million in subordinated notes, and cash. In addition, unsecured creditors will share proportionately in 7 1/2 percent of the common stock, as well as warrants for the right to purchase additional shares. The unsecured creditors' common stock and warrants will be issued later this year.
     The Company's former parent, AMF Bowling, Inc., which conducts no operations, filed a separate Chapter 11 case and will likely have no assets to distribute to its common stockholders, and little, if any, assets to distribute to its creditors. AMF Bowling Worldwide, Inc. is no longer affiliated with AMF Bowling, Inc. The shares of AMF Bowling Worldwide's common stock that were issued under its plan of reorganization are separate and distinct from the shares of its former parent.
     The Company is the largest owner and operator of bowling centers in the world and is a leader in the manufacturing and marketing of bowling products. In addition, the company manufactures and sells the PlayMaster, Highland and Renaissance brands of billiards tables. Additional information about AMF is available on the Internet at www.amf.com.


                                    * * * * *